EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	Investor Contact:	Douglas I. Payne
October 10, 2007		(276) 627-2157

	Media Contact:	Robin Campbell
(276) 627-2245

STANLEY FURNITURE ANNOUNCES PLAN TO REDUCE WORKFORCE, CONSOLIDATE MARTINSVILLE-STANLEYTOWN OPERATIONS

STANLEYTOWN, VA, OCT. 10, 2007/Business Wire/ – In response to the continued industry-wide slowdown, Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) today announced plans to reduce its workforce and consolidate manufacturing operations by bringing its Martinsville production to Stanleytown and expanding warehouse operations at the Martinsville facility.

The action will result in a reduction of about 250 associates over the next two to four months that will include both management and hourly employees at both facilities.  The company employs approximately 1,300 people at the Martinsville and Stanleytown, VA facilities. It will not affect the Lexington or Robbinsville, N.C. facilities.

“The continuing downturn in business conditions impacting our industry requires us to manage our cost structure,” says Jeffrey R. Scheffer, Stanley Furniture chairman, president and chief executive officer.  “We sincerely regret the impact that this move will have on many of our associates. However, we believe this action will align our staffing levels with current business conditions and strengthen our remaining manufacturing operations and provide us the opportunity to produce our products more efficiently.  We remain more committed than ever to domestic manufacturing and to operational improvements that improve quality, productivity and shortens our already quick delivery times.”

To ease the transition for its associates, Stanley Furniture will work closely with the Virginia Employment Commission to provide career counseling, skills assessment, job development, job search assistance and referrals.  In addition, Stanley Furniture will apply for federal Trade Adjustment Assistance (TAA) under the Trade Act.  If certified, associates may be eligible to receive extended income support through Trade Readjustment Allowances, training programs, job search allowances and/or relocation allowances.

 “My hope is that once business conditions improve,” Scheffer says, “we will be able to rehire some of the talented and loyal associates who have helped make Stanley Furniture the leader that we are today.”

The Company expects to record a pre-tax restructuring and impairment charge of about $6 million ($ 4.1 million after tax), or $.39 per share, about half of which will be non- cash in nature. Most of the earnings impact is expected to occur in the fourth quarter of 2007 and the first quarter of 2008.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market.  Remaining manufacturing facilities are located in Stanleytown, Va., and Robbinsville and Lexington, N.C.

Forward-Looking Statements
Certain statements made in this press release are not based on historical facts, but are forward-looking statements.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may” or “will” or the negative thereof or other variations thereon or comparable terminology.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include the cyclical nature of the furniture industry, competition in the furniture industry including competition from lower-cost foreign distributors, operational inefficiencies resulting from the consolidation, relocation and disposal costs relating to equipment at the Martinsville facility and severance costs relating to reduction of associates.  Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.